EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
QLogic Corporation:
We consent to the use of our reports dated May 21, 2009, with respect to the consolidated balance sheets of QLogic Corporation and subsidiaries as of March 29, 2009 and March 30, 2008, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 29, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 29, 2009, incorporated herein by reference.
Our report on the consolidated financial statements refers to changes in the Company’s method of accounting for uncertainty in income taxes in fiscal 2008.
/s/ KPMG LLP
Irvine, California
November 6, 2009